UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2008

HOKU SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51458	99-0351487
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
Of incorporation)

1075 Opakapaka Street Kapolei, Hawaii	96707
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (808) 682-7800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Supply Agreement with Tianwei New Energy (Chengdu) Wafer Co., Ltd.

On August 4, 2008, Hoku Materials, Inc., or Hoku Materials, a wholly owned subsidiary of Hoku Scientific, Inc., entered into a supply agreement, or the Supply Agreement, with Tianwei New Energy (Chengdu) Wafer Co., Ltd., or Tianwei, for the sale and delivery of polysilicon to Tianwei over a ten-year period beginning in March 2010. Under the Supply Agreement, up to approximately $284 million may be payable to Hoku Materials during the ten-year period, subject to the acceptance of product deliveries and other conditions. The Supply Agreement provides for the delivery of predetermined volumes of polysilicon by Hoku Materials and purchase of these volumes by Tianwei each month and each year at set prices from the date of the first shipment in 2010, for a continuous period of ten years. In addition, Hoku Materials has granted Tianwei a right of first refusal on a specified volume of production output in January and February 2010, that is not allocated to any of Hoku Materials’s other customers, and which Hoku Materials intends to sell on the spot market.

Under the Supply Agreement, Tianwei is required to pay Hoku Materials a cash deposit of $15 million by August 19, 2008, as a prepayment for future product deliveries, and is required to pay an additional $30 million, as a prepayment for future product deliveries, in increments of $15 million, and $10 million on or before November 15, 2008, and January 15, 2009, respectively, with the final $5 million being payable when Hoku Materials completes aggregate shipments of a specified volume of products to Tianwei. As security for Tianwei’s $30 million prepayment obligation, Tianwei is required to deliver to Hoku Materials a $30 million stand-by letter of credit by September 3, 2008. If Tianwei does not provide the $15 million cash deposit by August 19, then Hoku Materials may immediately terminate the Supply Agreement. If Tianwei does not deliver the $30 million stand-by letter of credit by September 4, then Hoku Materials may immediately terminate the Supply Agreement and retain the $15 million initial cash deposit as liquidated damages.

The term of the Supply Agreement is ten years from the date of the first shipment, which is planned for March 1, 2010. Each party, however, may terminate the Supply Agreement at an earlier date under certain circumstances, including, but not limited to, the bankruptcy, assignment for the benefit of creditors, liquidation or a material breach of the contract by the other party. Hoku Materials’s failure to commence shipments of polysilicon by March 31, 2010 constitutes a material breach by Hoku Materials under the terms of the Supply Agreement, among other circumstances. Tianwei’s failure to pay the $15 million initial deposit by August 19, 2008, or provide the $30 million stand-by letter of credit by September 3, 2008, constitutes a material breach of the contract by Tianwei, among other circumstances. Upon Tianwei’s termination of the Supply Agreement as a result of the failure of Hoku Materials to deliver polysilicon in the amounts and by the dates required in the Supply Agreement, Hoku Materials is required to refund to Tianwei 150% of the $45 million prepayment, less any part of the $45 million that has been applied to the purchase price of polysilicon delivered under the Supply Agreement. In most other cases, if Tianwei terminates the Supply Agreement, then Hoku Materials is required to refund to Tianwei only the $45 million prepayment, less any part of the $45 million that has been applied to the purchase price of polysilicon delivered under the Supply Agreement.

Hoku Materials is required to certify to Tianwei on or before November 1, 2008, that Hoku Materials has not over-sold its production capacity, not including sales of future expansion capacity. If Hoku fails to deliver the certification by November 1, 2008, then Tianwei may immediately terminate the Supply Agreement, and Hoku Materials will be required to refund to Tianwei the $15 million prepayment. Hoku Materials is currently over-booked on its planned 3,500 metric tons per year production facility and, unless Hoku Materials increases the planned size of its facility beyond 3,500 metric tons per year, Hoku Materials will be required to amend or terminate its polysilicon supply agreements with Sanyo Electric Co., Ltd., or Global Expertise Wafer Division in order to provide the required certificate to Tianwei. Hoku Materials, Sanyo Electric Co., Ltd., or Sanyo, and Global Expertise Wafer Division, or GEWD, each have the right to terminate their respective supply agreements due to Hoku Materials not satisfying the financing milestones in those contracts by May 31, 2008. If the Sanyo and/or the GEWD supply agreements are terminated, Hoku Materials will be required to return any deposits and advance payments received up to the date of termination, which is $2 million from Sanyo and $2 million from GEWD as of June 30, 2008.

Pursuant to the Supply Agreement, Hoku Materials has granted to Tianwei a security interest in all of its tangible and intangible assets related to its polysilicon business to serve as collateral for Hoku Materials’s obligation to repay the $45 million deposit if the Supply Agreement is terminated by Tianwei. Upon a termination of the Supply Agreement by Hoku Materials, Hoku Materials generally may retain the entire amount of the $45 million prepayment, less any part of the $45 million that has been applied to the purchase price of polysilicon delivered under the Supply Agreement, as liquidated damages.

The Supply Agreement will be filed with Hoku Scientific's Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 05, 2008

Hoku Scientific, Inc.

By:	/s/ Dustin Shindo
Dustin Shindo
Chairman of the Board of Directors, President and Chief Executive Officer